16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

August 13, 2014	PRESS RELEASE

TCPH Reports Financial Results for 2014’s Second Quarter and First Half;

Revises Guidance for 2014

LAKEVILLE, MN – Twin Cities Power Holdings, LLC (“TCPH” or the “Company”) today announced its financial results for the second quarter and first half ended June 30, 2014:

•	Total revenues for Q2 2014 were $4,070,000 compared to $9,390,000 for the same period in 2013, a decrease of 57%.
o	For the first half, revenues were $33,991,000, up 93% from $17,624,000 for the same period in 2013.

•	For Q2 2014, the operating loss totaled $2,458,000, down from operating income of $1,479,000 in Q2 2013.
o	For the first half of 2014, operating income was $9,854,000, up 272% from $2,646,000 for the same period in 2013.

•	The comprehensive loss for 2014’s second quarter totaled $3,189,000, down from income of $651,000 in the comparable period of 2013.
o	For the first half, comprehensive income was $8,429,000, up 488% from $1,434,000 for the same period in 2013.

•	The ratio of earnings to fixed charges[1] for the trailing 12 months ended June 30, 2014 was 5.39 times.

•	With respect to our balance sheet:
o	At June 30, 2014, our liquidity ratio (unrestricted cash, cash in trading accounts, and trade receivables divided by total assets) declined to 78.9% compared to 85.4% at December 31, 2013;
o	Our debt-to-total capital ratio (total debt divided by total debt plus equity) decreased to 57.5% at June 30, 2014 from 68.2% at December 31, 2013; and
o	Our debt-to-equity ratio (total debt divided by total equity) decreased to 1.36 times at June 30, 2014 compared to 2.14 times at December 31, 2013.

•	Based on management’s assessment of wholesale and retail electricity market conditions, we are revising our guidance that revenues for 2014 should be in a range of $55 to $60 million (down from $60 to $70 million) with operating income of $10 to $13 million (down from $15 to $18 million).

“In Q1 2014, the sustained cold of the “polar vortex” and the exceptional volatility of the electricity markets represented very advantageous trading opportunities and we set revenue and profitability records. The average for the benchmark PJM West Peak flat price during the quarter was $102.50/MWh with a standard deviation of $97.51 and a trading range of $37.15 to $655.75 – extremely favorable trading conditions. However, market conditions in the second quarter were not so favorable. PJM West Hub averaged $50.48/MWh with a standard deviation of $7.95 and a trading range of $37.83 to $80.65 –very lackluster”, said Tim Krieger, TCPH’s Chief Executive Officer.

[1]	As defined by the SEC, the ratio of earnings to fixed charges is "earnings" (the sum of income before taxes and fixed charges) divided by "fixed charges" equal to interest expense, one-third of operating lease rental expense to approximate interest, and amortization of deferred financing costs.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

“The gas market as measured by the Henry Hub price, while up to $4.88/MCF during the first half of 2014 compared to last year’s average for the period of $3.76 and the 5 year average for the first half of $3.85, did not produce enough volatility to offset the mild weather. The NOAA long term forecasts dated July 17 call for mild temperatures for the rest of the year in our key eastern markets, meaning that while we may see some occasional weather-driven trading opportunities this fall, chances for such are not great. Conditions in the natural gas market are much more likely to drive electricity prices in the coming months”, said Tim Krieger, TCPH’s Chief Executive Officer.

"The end of the second quarter marked the second anniversary of our entry into the retail energy services business with the acquisition of Town Square Energy. While our profitability in the segment is not yet what we would like it to be; we are pleased with our account growth, particularly given the challenge of the polar vortex. We are now licensed in 8 of the 14 states with restructured markets and believe that there is much more to come for us in the segment”, concluded Mr. Krieger.

About Twin Cities Power Holdings, LLC

Twin Cities Power Holdings, LLC is a Minnesota limited liability company that serves as a holding company for three active wholly-owned subsidiaries - Twin Cities Power, LLC; Cygnus Partners, LLC; and Town Square Energy, LLC. TCPH is headquartered at 16233 Kenyon Ave, Suite 210, Lakeville, MN 55044, telephone 952-241-3103. More information about the Company is available at www.twincitiespower.com.

The Company trades electricity for its own account in wholesale markets regulated by the Federal Energy Regulatory Commission as well as other energy-related derivative contracts on exchanges regulated by the Commodity Futures Trading Commission. TSE holds retail electricity supplier licenses from the states of Connecticut, Massachusetts, and Rhode Island and has an application pending in New Hampshire. See www.townsquareenergy.com.

While the equity of TCPH is privately held, our Renewable Unsecured Subordinated Notes are registered with the SEC and may be purchased by residents of California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, South Dakota, Texas, Utah, Vermont, and Wisconsin. To obtain an investment kit, visit www.tcpnotes.com. To check our most recent interest rate offerings, visit www.sec.gov, select “Filings”, “Company Filings Search”, enter “Twin Cities Power” in the company name box, and click the Search button. Our interest rate offerings are found in our Rule 424B2 prospectus supplement filings.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as: "may", "will", "expect", "anticipate", "believe", "estimate" "continue", "predict", or other similar words making reference to future periods, including expectations of 2014 revenues and operating income. Forward-looking statements appear in a number of places in this press release and include statements regarding our intent, belief, or current expectation about trends affecting the markets in which we participate, our businesses, financial condition, and growth strategies, among other things. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in forward-looking statements as a result of various factors, including, but not limited to, those set forth in the "Risk Factors" sections of our filings with the Securities and Exchange Commission.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

If any of the events described in these "Risk Factors" occur, they could have a material adverse effect on our business, financial condition, and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in our SEC filings in mind. You should not place undue reliance on any forward-looking statement. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this press release.

Non-GAAP Financial Measures

TCPH’s press releases and other communications may include certain “non-GAAP financial measures”, defined as a numerical measure of a company's financial performance, financial position, or cash flows that excludes, or includes, amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements.

Non-GAAP financial measures utilized by the Company include presentations of liquidity measures and debt-to-equity ratios. The Company’s management believes that these non-GAAP financial measures provide useful information and enables investors and analysts to more accurately compare the Company's ongoing financial performance over the periods presented.

Investor Relations Contact

Wiley H. Sharp III

VP - Finance & CFO, 952-241-3105

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

Twin Cities Power Holdings, LLC & Subsidiaries

Dollars in thousands	For & at 3 months ended Jun 30,		For & at 6 months ended Jun 30,		For & at year ended Dec 31,
	2014	2013	2014	2013	2013
Statement of Operations Data
Wholesale trading revenue	$1,843	$7,792	$28,865	$14,589	$25,305
Retail electricity revenue	2,227	1,598	5,127	3,035	7,480
Net revenue	4,070	9,390	33,991	17,624	32,785
Total costs of revenues & operations	6,528	7,911	24,137	14,978	29,176
Operating income	(2,458)	1,479	9,854	2,646	3,609
Interest expense	(515)	(360)	(982)	(709)	(1,502)
Interest income	43	7	55	16	31
Other income (expense), net	(258)	(1)	(258)	(0)	2
Tax (provision) benefit	–	(9)	–	(9)	(9)
Net income	(3,187)	1,117	8,669	1,944	2,131
Preferred distributions	(137)	(137)	(275)	(275)	(549)
Net income attributable to common	(3,325)	980	8,395	1,669	1,582
Foreign currency translation adjustment	293	(124)	218	(161)	(201)
Change in fair value of cash flow hedges	(204)	(205)	(242)	(74)	439
Unrealized gain on investment securities	46	–	58	–	6
Comprehensive income	$(3,189)	$651	$8,429	$1,434	$1,826

Ratio of earnings to fixed charges, trailing 12 months	5.39	x	–		2.26	x

Balance Sheet Data
Cash - unrestricted	$2,976		$4,652		$3,190
Cash in trading accounts	17,540		10,435		10,484
Trade receivables	2,122		1,328		1,315
Other current assets	1,494		436		639
Total current assets	24,131		16,851		15,630
Prpoerty, equipment & furnishings, net	759		529		504
Other assets, net	3,798		840		1,428
Total assets	$28,688		$18,220		$17,562

Current debt	$7,152		5,262		$5,123
Trade payables	1,579		1,047		1,036
Accrued expenses	3,183		2,097		1,343
Other current liabilities	125		250		250
Total current liabilities	12,039		8,655		7,751

Long term debt	6,545		3,079		5,062
Other liabilities	–		125		–
Total liabilities	18,584		11,859		12,813

Series A preferred equity	2,745		2,745		2,745
Common equity	6,625		3,394		1,303
Accumulated comprehensive income	734		222		700
Total equity	10,104		6,361		4,748
Total liabilities & equity	$28,688		$18,220		$17,562

Liquidity, percent of total assets	78.9%		90.1%		85.4%
Debt to total capital ratio	57.5%		56.7%		68.2%
Debt to equity ratio	1.36	x	1.31	x	2.14	x

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

This chart shows the level and volatility of PJM West Hub day-ahead power prices for all of 2013 and for 2014 on a year to date basis. Our trading revenues generally correspond to weather- and gas driven volatility or lack thereof. Other factors come into play as well, which might cause revenues to correlate less directly to volatility. Among others, these factors include the size and nature of the trades we may or may not have in place when and if the market moves, as well as the duration of profitable trading opportunities. As you can see, price levels have increased in 2014 compared to 2013 and volatility is more.

PJM West Hub Price & Volatility
2013 vs 2014
Price ($/MWh)
$600
$500
$400
$300
$200
$100
$0
Trailing 7 Day Coefficient of Variation
140%
120%
100%
80%
60%
40%
20%
0%
Jan 1
Jan 9
Jan 17
Jan 25
Feb 2
Feb 10
Feb 18
Feb 26
Mar 5
Mar 13
Mar 21
Mar 29
Apr 6
Apr 14
Apr 22
Apr 30
May 8
May 16
May 24
Jun 1
Jun 9
Jun 17
Jun 25
Jul 3
Jul 11
Jul 19
Jul 27
Aug 4
Aug 12
Aug 20
Aug 28
Sep 5
Sep 13
Sep 21
Sep 29
Oct 7
Oct 15
Oct 23
Oct 31
Nov 8
Nov 16
Nov 24
Dec 2
Dec 10
Dec 18
Dec 26
2013 Flat T7D CoV
2014 Flat T7D CoV
2013 Flat
2014 Flat